AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made this 4th day of March, 2010, by and among Thrive World Wide, Inc., a business corporation incorporated under the laws of the State of Nevada and maintaining an office at 638 Main Street, Lake Geneva, WI (hereinafter referred to as "Thrive World Wide Inc" or "TWWI"); Jarish, Inc., a business corporation incorporated under the laws of the State of California and maintaining an office at 2936 Lincoln Avenue, Suite113, San Diego, California 92104 (hereinafter referred to as "Jarish, Inc."); and the persons listed in Exhibit A-1 hereof who are the owners of record of all the issued and outstanding common stock of Jarish, Inc. ("Jarish, Inc. Stockholders"). It is understood and agreed that the parties executing and delivering this Agreement, are doing so based on the following mutual covenants and agreements hereinafter set forth:

RECITALS

Thrive World Wide Inc. wishes to acquire all the issued and outstanding common stock of Jarish, Inc. solely in exchange for voting common stock of Thrive World Wide, Inc. in a transaction which the Parties intend to qualify for tax-free exchange treatment in accordance with the provisions of and pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended and the Treasury Regulations issued and attendant thereto. The parties intend for this Agreement to represent the terms and conditions of such tax-free reorganization, which Agreement the parties hereby adopt.

AGREEMENT

Based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived there from, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

EXCHANGE OF STOCK

1.01 Exchange of Shares. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.05 hereof), the Jarish, Inc. Stockholders shall assign, transfer, and deliver to Thrive World Wide , Inc., free and clear of all liens, pledges, encumbrances, charges, restrictions, or claims of any kind, nature, or description, all issued and outstanding shares of common stock of Jarish, Inc. (the "Jarish, Inc. Shares") held by the Jarish, Inc. Stockholders, which shares shall represent all issued and outstanding shares of Jarish, Inc. common stock, and Thrive World Wide , Inc. agrees to acquire such shares on such date by delivery of its controlling shareholders of certificates representing the 19,739,038 shares of Thrive Common Stock now owned by them, together with the requisite stock powers endorsing such certificates over into the names of the Jarish, Inc. Stockholders in the amounts set forth in Exhibit "A-1". Such shares of Thrive World Wide, Inc. Common Stock shall be

transferred to and re-issued in the names of the Jarish, Inc. Stockholders in proportion to and based upon the number of Jarish, Inc. Shares of common stock held by each of them held, as more specifically set forth opposite the Jarish, Inc. Stockholder's respective names in Exhibit A-1 hereto. All shares of Thrive World Wide, Inc. Common Stock to be issued and delivered pursuant to this Agreement shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the equity of Thrive World Wide, Inc. which may occur between the date of the execution of this Agreement and the Closing Date.

1.02 Delivery of Certificates by Jarish, Inc. Stockholders. The transfer of Jarish, Inc. Shares, by the Jarish, Inc. Stockholders, shall be effectuated via the delivery to Thrive World Wide, Inc. at the Closing (as set forth in Section 1.05 hereof) of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures medallion guaranteed together with any and all, necessary transfer taxes and other revenue stamps affixed thereto, if applicable. The costs and expenses thereof shall be the sole obligation of the Jarish, Inc. Stockholders.

1.03 Operation as Wholly-Owned Subsidiary. After giving effect to the transaction contemplated hereby, Thrive World Wide, Inc., will own all the issued and outstanding shares of Jarish, Inc., and Jarish, Inc. shall be a wholly-owned subsidiary of Thrive World Wide, Inc. and shall operate under the name Thrive World Wide, Inc, or such other name as may be acceptable to the board of directors of Thrive World Wide, Inc.

1.04 Further Assurances. At the Closing and from time to time thereafter, the Jarish, Inc. Stockholders shall execute such additional instruments and take such other action as Thrive World Wide, Inc. may reasonably request, without undue cost to the Jarish, Inc. Stockholders in order to more effectively sell, transfer, and assign clear title and ownership in the Jarish, Inc. Shares, to Thrive World Wide, Inc.

1.05 Closing and Parties. The Closing contemplated hereby shall be held at such time and place as my be mutually agreed upon time and place on or before ***March 10, 2010***, or on another date to be agreed to in writing by the parties (the "Closing Date"). The Transaction contemplated by this Agreement may be closed at any time following approval by a majority of the shareholders of Jarish, Inc. Stockholders, as set forth in Section 4.01. The Closing may be accomplished by delivery of certificates representing the shares of common stock issued as consideration therefore, by the respective parties or their duly authorized representatives.

1.06 Closing Events

(a) Thrive World Wide, Inc. Deliveries. Subject to fulfillment or waiver of any of the conditions set forth in Article IV, Thrive World Wide, Inc. shall deliver to Jarish, Inc. at Closing all the following:

(i) Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of Thrive World Wide, Inc. executing this Agreement and any other document delivered

pursuant hereto on behalf of Thrive World Wide, Inc;

(ii) Copies of the resolution of Thrive World Wide, Inc.'s board of directors and shareholder minutes or consents (including a copy of any information statement contained on Form 14C with respect to the transactions contemplated by this Agreement as filed with the SEC, which may be required to be required to be mailed to the shareholders of Thrive World Wide , Inc.) authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the Secretary or an Assistant Secretary of Thrive World Wide , Inc. as of the Closing Date;

(iii) The certificate contemplated by Section 4.02, duly executed by the chief executive officer of Thrive World Wide , Inc.;

(iv) The certificate contemplated by Section 4.03, dated the Closing Date, and signed by the chief executive officer of Thrive World Wide, Inc.;

(v) Delivery by the controlling Thrive Shareholders of all of their respective Certificates representing the 19,739,038 shares of Thrive Common Stock now owned by them, together with the requisite stock powers endorsing such certificates over into the names of the Jarish, Inc. Stockholders in the amounts set forth in Exhibit "A-1"; and

In addition to the above deliveries, Thrive World Wide, Inc. shall take all steps and actions as Jarish, Inc. Stockholders may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

(b) Jarish, Inc. Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article V, Jarish, Inc., and/or Jarish, Inc. Stockholder's shall deliver to Thrive World Wide, Inc. at Closing all the following:

(i) Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of Jarish, Inc. executing this Agreement and any other document delivered pursuant hereto on behalf of Jarish, Inc.;

(ii) Copies of resolutions of the board of directors and of the stockholders of Jarish, Inc. authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Jarish, Inc. as of the Closing Date;

(iii) The certificate contemplated by Section 5.01 hereof, executed by the

chief operating officer of Jarish, Inc.; and

(iv) The certificate contemplated by Section 5.02, dated as of the Closing Date, and signed by the chief operating officer of Jarish, Inc.

(v) The Stock certificates contemplated by section 1.02.

In addition to the above deliveries, Jarish, Inc. shall take all steps and actions as Thrive World Wide, Inc. may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

ARTICLE II

REPRESENTATION, COVENANTS, AND WARRANTIES OF THRIVE WORLD WIDE, INC.

Thrive World Wide, Inc., as an inducement to, and, in order to obtain the reliance of Jarish, Inc. and/or Jarish, Inc. Stockholders, represents and warrants as follows:

2.01 Organization. Thrive World Wide, Inc. is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operation, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Thrive World Wide, Inc. articles of incorporation or bylaws, or any other agreement to which it is a party or by which it is bound.

2.02 Approval of Agreement. Thrive World Wide, Inc. has full power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transaction herein contemplated. The board of directors of Thrive World Wide, Inc. has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of the Thrive World Wide, Inc. Stockholders and compliance with state and federal corporate and securities laws.

2.03 Capitalization. The authorized capitalization of Thrive World Wide, Inc. consists of Two Hundred Million (200,000,000) shares of common stock, .001 value shares, of which Twenty-Eight Million Nine Hundred Twenty-Eight Thousand Six Hundred Twenty- Five (28,928,625) shares of common stock are now issued and outstanding. All issued and

outstanding shares of Thrive World Wide, Inc. are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other right of any person. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of Thrive World Wide, Inc.

2.04 Information. The information concerning Thrive World Wide, Inc. set forth in this Agreement when taken together with the public filings that the Company has made the U.S. Securities and Exchange Commission, are complete and accurate in all material respects and do not contain any untrue statement of a material fact or fail to state any material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Thrive World Wide, Inc. shall cause the schedules delivered by it pursuant hereto and the instruments delivered to Jarish, Inc. hereunder, to be updated after the date hereof up to and including the Closing Date.

2.05 Litigation and Proceeding. There are no material actions, suits, or administrative or other proceedings pending or, to the knowledge of Thrive World Wide, Inc., threatened by or against Thrive World Wide, Inc. or adversely affecting Thrive World Wide, Inc. or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Thrive World Wide, Inc. does not have any knowledge of any default on its part with respect to any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

2.06 Compliance with Laws and Regulations. Thrive World Wide, Inc. has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance (i) could not materially and adversely affect the business, operations, properties, assets, or conditions of Thrive World Wide, Inc. or (ii) could not result in the occurrence of any material liability for Thrive World Wide, Inc. To the best knowledge of Thrive World Wide, Inc., the consummation of this transaction will comply with all applicable statures and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

2.07 Material Contract Defaults. Thrive World Wide, Inc. is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Thrive World Wide, Inc., and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Thrive World Wide, Inc. has not taken adequate steps to prevent such a default from occurring, except as may be provided Exhibit A-2 of this Agreement and Plan of Reorganization.

2.08 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Thrive World Wide, Inc. is a party or to which any of its properties or operations are subject.

2.09 Subsidiaries. Thrive World Wide, Inc. does not own, beneficially or of record, any equity securities in any other entity aside from a private placement investment in Cubit, LLC, a maker of digital set top boxes.

2.10 Thrive World Wide Inc Schedules. Thrive World Wide, Inc. has delivered to Jarish, Inc. the following schedules, which are collectively referred to as the "Thrive World Wide , Inc. Schedules" and which consist of the following separate schedules dated as of the date of execution of this Agreement, all certified by a duly authorized officer of Thrive World Wide, Inc. as complete, true and accurate:

(a) A schedule including copies of the articles of incorporation and bylaws of Thrive World Wide , Inc. in effect as of the date of this Agreement;

(b) A schedule containing copies of resolutions adopted by the board of Directors of Thrive World Wide, Inc. approving this Agreement and the transactions herein contemplated;

(c) A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Thrive World Wide , Inc. since the most recent Thrive World Wide, Inc. balance sheet, required to be provided pursuant to Section 2.04 hereof,

(d) A schedule setting forth the financial statements required pursuant to Section 2.04(a) hereof; and

(e) A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Thrive World Wide, Inc. Schedules by Sections 2.01 through 2.10.

Thrive World Wide, Inc. shall cause the Thrive World Wide, Inc. Schedules and the instruments delivered to Jarish, Inc. hereunder to be updated after the date hereof up to and including a specified date not more than three (3) business days prior to the Closing Date. Such updated Thrive World Wide , Inc. Schedules, certified in the same manner as the original Thrive World Wide , Inc. Schedules, shall be delivered prior to and as a condition precedent to the obligation of the Jarish, Inc., to close.

ARTICLE III

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF JARISH, INC. AND THE JARISH, INC. STOCKHOLDERS

As an inducement to, and to obtain the reliance of, Thrive World Wide Inc, Jarish, Inc., and the Jarish, Inc. Stockholders jointly and severally represent and warrant as follows:

3.01 Organization. Jarish, Inc. is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of California and

has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by its requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or conditions of Jarish, Inc. The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Jarish, Inc.'s by-laws or articles of incorporation, or other material agreement to which it is a party or by which it is bound.

3.02 Approval of Agreement. Jarish, Inc. has full power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, by-laws, or otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of Jarish, Inc., have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of the Jarish, Inc. Stockholders.

3.03 Capitalization. The authorized capital of Jarish, Inc. consists of the Fifty Million (50,000,000) shares of common stock with no par value, of which as of the date hereof Ten Thousand (10,000) shares are issued and outstanding. All of the issued and outstanding shares of Jarish, Inc., are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive right, or other right of any person. There are no dividends or other amounts due or payable with respect to any shares of capital stock of Jarish, Inc.

3.04 Outstanding Warrants and Options. Jarish, Inc. has no existing warrants, options, calls, or commitments relating to the authorized and un-issued Jarish, Inc.

3.05 Information. The information concerning Jarish, Inc. set forth in this Agreement and in the schedules delivered by Jarish, Inc. pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Jarish, Inc. shall cause the schedules delivered by Jarish, Inc. pursuant hereto to Thrive World Wide, Inc. hereunder to be updated after the date hereof up to and including the Closing Date.

3.06 Title and Related Matters. Except as provided herein or disclosed in the most recent Jarish, Inc. balance sheet and the notes therein, Jarish, Inc. has good and marketable title to all of its properties, inventory, interests in properties, technologies, whether patented or un-patented, and assets, which are, or may not be, reflected in the most recent Jarish, Inc. balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby

or otherwise materially impair present business operations on such properties. In addition, Jarish shall have good title, options thereto, or licenses thereof, to all the assets, intellectual property, and technologies, business processes and know-how set forth in Schedule 3.06 hereof. To the best knowledge of Jarish, Inc., its technology does not infringe on the copyright, patent, trade, secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of Jarish, Inc. as now being conducted or as contemplated.

3.07 Litigation and Proceedings. Except as otherwise disclosed in Schedule 3.07, there are no material actions, suits, or proceedings pending or, to the knowledge of Jarish, Inc., threatened by or against Jarish, Inc., or adversely affecting Jarish, Inc., at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Jarish, Inc. does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.08 Material Contract Defaults. Jarish, Inc. is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Jarish, Inc., and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Jarish, Inc. has not taken adequate steps to prevent such a default from occurring.

3.09 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Jarish, Inc. is a party or to which any of its properties or operations are subject.

3.10 Governmental Authorization. Jarish, Inc. has all the requisite licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as it is currently conducted on the date of this Agreement. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Jarish, Inc.'s Agreement and the consummation by Jarish, Inc. of the transactions contemplated hereby.

3.11 Compliance with Laws and Regulations. Jarish, Inc. has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or conditions of Jarish, Inc., or except to the extent that noncompliance would not result in the occurrence of any material liability for Jarish, Inc. To the best of knowledge of Jarish, Inc., the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by

state and federal securities laws.

3.12 Subsidiary. Jarish, Inc. does not own, beneficially or of record, any equity Securities in any other entity.

3.13 Jarish, Inc. Schedules. Jarish, Inc. has delivered to Thrive World Wide, Inc. the following schedules, which are collectively referred to as the "Jarish, Inc. Schedules" and which consist of the following separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Jarish, Inc. as complete, true, and accurate:

(a) A schedule including copies of the By-laws and Articles of Incorporation of Jarish, Inc., and all amendments thereto as in effect as of the date of this Agreement;

(b) A schedule containing copies of resolutions adopted by the board of directors of Jarish, Inc. approving this Agreement and the transactions herein contemplated as referred to in Section 3.02;

Jarish, Inc. shall cause the Jarish, Inc. Schedules and the instruments delivered to Thrive World Wide , Inc. hereunder to be updated after the date hereof up to end including a specified date not more than three business days prior to the Closing Date. Such updated Thrive World Wide , Inc. Schedules, attested to in the same manner as the original Jarish, Inc. Schedules, shall be delivered prior to and as a condition precedent to the obligation of Thrive World Wide, Inc. to close this transaction.

ARTICLE IV

CONDITIONS PRECEDENT TO OBLIGATIONS OF JARISH, INC.

The obligations of Jarish, Inc. to be performed under this Agreement are subject to satisfaction by Thrive World Wide, Inc., at or before the Closing Date, of the following conditions;

4.01 Shareholder Approval. Thrive World Wide, Inc. shall call and hold a meeting of its shareholders, or obtain the written consent of a majority of its shareholders, to approve the transactions contemplated by this agreement including the acquisition of Jarish, Inc. through the share exchange in accordance with this Agreement.

4.02 Accuracy of Representations. The representations and warranties made by Thrive World Wide, Inc. in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Thrive World Wide, Inc. shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Thrive World Wide, Inc. prior to or at the Closing. Jarish, Inc. shall be furnished with certificates, signed by duly authorized officers of

Thrive World Wide , Inc. and dated as of the Closing Date, to the foregoing effect.

4.03 Officer's Certificates. Jarish, Inc. shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of Thrive World Wide, Inc. to the best knowledge no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Thrive World Wide, Inc. threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, the certificate of such officer shall represent that:

(a) This Agreement has been duly approved by Thrive World Wide, Inc. board of directors and has been duly executed and delivered in the name and on behalf of Thrive World Wide, Inc. by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Thrive World Wide, Inc. pursuant to a unanimous consent;

(b) There has been no material adverse change in Thrive World Wide, Inc. up to and including the date of the certificate;

(c) All conditions required by this Agreement have been met, satisfied, or performed by Thrive World Wide, Inc.;

(d) All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Thrive World Wide, Inc. have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

(e) There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Thrive World Wide , Inc., wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of Thrive World Wide, Inc., the operation of Thrive World Wide, Inc., or the acquisition and reorganization contemplated herein, or any agreement or instrument by which Thrive World Wide, Inc. is bound or in any way contests the existence of Thrive World Wide, Inc.

(f) Thrive World Wide, Inc. shall have delivered original copies of all executed convertible note assignments, all resignations of officers and directors, true and accurate copies or originals of all agreements of assumptions of liabilities by the party assuming any such liability, along with an agreement indemnifying Jarish, Inc. from any liability therefore, with the exception of the conversion thereof into common stock of Thrive World Wide, Inc. Moreover, Thrive World Wide, Inc. shall provide Jarish, Inc. with such agreements from the parties to whom such liabilities are due, indicating that Jarish, Inc. is not responsible for the repayment

thereof, except as provided for herein with respect to the continued conversion thereof without amendment.

4.04 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Thrive World Wide, Inc., nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Thrive World Wide, Inc.

4.05 Good Standing. Jarish, Inc. shall have received a certificate of good standing from the Secretary of State of the State of Nevada, dated as of the date within five days prior to the Closing Date, certifying that Thrive World Wide, Inc. is in good standing as a corporation in the State of Nevada.

4.06 Other Items. Jarish, Inc. shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Jarish, Inc. may reasonably request.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF THRIVE WORLD WIDE INC

The obligations of Thrive World Wide, Inc. under this Agreement are subject to the satisfaction, by Jarish, Inc., at or before the Closing Date, of the following conditions;

5.01 Shareholder Approval. Thrive World Wide, Inc. shall: (i) obtain the written consent of a majority of its shareholders, to approve the transactions contemplated by this agreement.

5.02 Accuracy of Representations. The representations and warranties made by Jarish, Inc., and the Jarish, Inc. stockholders in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Jarish, Inc. shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Jarish, Inc. prior to or at the Closing. Thrive World Wide, Inc. shall be furnished with a certificate, signed by a duly authorized officer of Jarish, Inc. and dated the Closing Date, to the foregoing effect.

5.03 Officer's Certificates. Thrive World Wide, Inc. shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief operating officer of Jarish, Inc. to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Jarish, Inc., threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, these certificates shall represent, to the best knowledge of the officer, that:

(a) This Agreement has been duly approved by Jarish, Inc.'s board of

directors and shareholders and has been duly executed and delivered in the name and on behalf of Jarish, Inc. by its duly authorized officers pursuant to, and in compliance with, authority granted to it by the board of directors of Jarish, Inc., pursuant to a unanimous consent of its board of directors and a majority vote of its stockholders:

(b) Except as provided or permitted herein, there have been no material adverse changes in Jarish, Inc. up to and including the date of the certificate;

(c) All authorizations, consents, approvals, registrations, and/or filing with any governmental body agency, or court required in connection with the execution and delivery of the documents by Jarish, Inc. have been obtained and are in full force and effect or, if not required to have been obtained will be in full force and effect by such time as may be required: and

(d) Except as otherwise disclosed in Schedule 3.07, there is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Jarish, Inc., wherein an unfavorable decision, ruling, or finding would have an adverse effect on the financial condition of Jarish, Inc. the operation of Jarish, Inc., or the acquisition and reorganization contemplated herein, or any material agreement or instrument by which Jarish, Inc. is bound.

5.03 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred, any material adverse change in the financial condition, business or operations of Jarish, Inc., nor shall any event have occurred, which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Jarish, Inc.

5.04 Good Standing. Thrive World Wide, Inc. shall have received a certificate of good standing from the appropriate authority, dated as of a date within five days prior to the Closing Date, certifying that Jarish, Inc. is in good standing as a corporation in the State of California.

5.05 Other Items. Thrive World Wide, Inc. shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Thrive World Wide, Inc. may reasonably request.

ARTICLE VI
SPECIAL COVENANTS

6.01 Activities of Thrive World Wide , Inc. and Jarish, Inc.

(a) From and after the date of this Agreement until the Closing Date and except as set forth in the respective schedules to be delivered by Thrive

World Wide, Inc. and Jarish, Inc. pursuant hereto or as permitted or contemplated by this Agreement, Thrive World Wide, Inc. and Jarish, Inc. will each:

(i) carry on its business in substantially the same manner as it has heretofore;

(ii) Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iii) Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(iv) Use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

(v) Duly and timely file for all taxable periods ending on or prior to the Closing Date all federal, state, county, and local tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to be paid, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date; and

(vi) Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement and except as provided herein until the Closing Date, Jarish, Inc. will not:

(i) make any change in its Articles of Incorporation or bylaws;

(ii) Enter into or amend any material contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business; nor may the Jarish Shareholders enter into any agreement for the sale of their stock of Jarish, Inc. or any other debt or equity securities in Jarish, Inc. without the prior written consent and approval of Thrive World Wide, Inc.

(iii) Following the Closing, the Jarish Shareholders, in their new capacity as management of the combined Thrive World Wide, Inc entity, shall not grant any warrant or stock option or convertible instrument (whether debt or equity) to any employee or consultant at a price which is less than 100% of the market price of the Common Stock of the Combined Company as of the date of such grant.

6.02 Access to Properties and Records. Between the date hereof, and the date of the Closing, Jarish, Inc. shall afford the officers and authorized representatives of Thrive World Wide, Inc. full access to the properties, books, and records of Jarish, Inc. in order that such officers and representatives of Thrive World Wide, Inc. may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Jarish, Inc. and Jarish, Inc. will furnish the TWWI with such additional financial and other information as to the business and properties of Jarish, Inc. as TWWI shall from time to time reasonably request.

6.03 Indemnification by Jarish, Inc. and the Jarish, Inc. Stockholders. Jarish, Inc., and each of the Jarish, Inc. Stockholders will jointly and severally indemnify and hold harmless Thrive World Wide, Inc. and its directors and officers, and each person, if any, who controls Thrive World Wide, Inc. within the meaning of the Securities Act of 1933 ("the Act"), from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act of 1934 ("the 34 Act")) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any application or statement filed with a governmental body or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Jarish, Inc. expressly for use therein. The indemnity agreement contained in this Section 6.03 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Thrive World Wide, Inc. and shall survive the consummation of the transactions contemplated by this Agreement for a period of six months.

6.04 Indemnification by Thrive World Wide, Inc. Thrive World Wide , Inc. will indemnify and hold harmless Jarish, Inc. ,the Jarish, Inc. Stockholders, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the 34 Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made

in reliance upon and in conformity with information furnished in writing by Thrive World Wide, Inc. expressly for use therein. The indemnity agreement contained in this Section 6.04 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Jarish, Inc. and shall survive the consummation of the transactions contemplated by this Agreement for a period of six months.

6.05 The Acquisition of Thrive World Wide, Inc. Common Stock. Thrive World Wide, Inc. and Jarish, Inc. understand and agree that the consummation of this Agreement including the issuance of the Thrive World Wide, Inc. Common Stock to Jarish, Inc. Shareholders in exchange for the Jarish, Inc. shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Thrive World Wide, Inc., and Jarish, Inc., agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes pursuant to and in accordance with the provisions of Section 4(2) of the Act which depend, among other items, on the circumstances under which such securities are acquired.

(a) In order to provide documentation for reliance upon exemption from the registration and prospectus delivery requirements for such transactions, the signing of this Agreement and the delivery of appropriate separate representations shall constitute the parties' acceptance of, and concurrence in, the following representations and warranties:

(i) The Jarish, Inc. Stockholders acknowledge that neither the SEC nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring Thrive World Wide, Inc. Common Stock, and that this transaction involves certain risks.

(ii) The Jarish, Inc. Stockholders have received and read the Agreement and understand the risks related to the consummation of the transactions herein contemplated.

(iii) The Jarish, Inc. Stockholders have such knowledge and experience in business and financial matters that they are capable of evaluating each business transaction entered into pursuant to the terms hereof and contemplated hereby.

(iv) Jarish, Inc. Stockholders have been provided with copies of all materials and information requested either by them or their representatives, including any backup information requested to verify any information furnished to them (to the extent such information is available or can be obtained without unreasonable effort or expense), and the parties have been provided the opportunity for direct communication regarding the transactions contemplated hereby.

(v) All information which the Jarish, Inc. Stockholders have provided to Thrive World Wide, Inc. or their representatives concerning their suitability and intent to hold shares in Thrive World Wide, Inc. following the transactions contemplated hereby is complete, accurate, and correct.

(vi) The Jarish, Inc. Stockholders understand that the share exchange of the Thrive World Wide, Inc. Common Stock has not been registered and that the share exchange will be made pursuant to an exemption from registration under the Securities Act as well as under certain state statutory exemptions for transactions not involving any public offering and that any disposition of the subject Thrive World Wide, Inc. Common Stock may, under certain circumstances, be inconsistent with this exemption.

(vii) The Jarish, Inc. Stockholders acknowledge that the shares of Thrive World Wide, Inc. Common Stock must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or are eligible for an Exemption from registration is available therefore. Thrive World Wide, Inc. is not under any obligation to register the Thrive World Wide, Inc. Common Stock under the Securities Act. Thrive World Wide, Inc.'s registrar and transfer agent will maintain a stop transfer order against the registration and transfer of the Thrive World Wide, Inc. Stock held by the Jarish, Inc. Stockholders and the certificates representing the Thrive World Wide, Inc. Common Stock will bear a legend in substantially the following form so restricting the sale of such securities:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION."

(ix) Subject to compliance with federal and state securities laws, Thrive World Wide, Inc. may refuse to register further transfers or resale of the Thrive World Wide, Inc. Common Stock in the absence of compliance with Rule 144 unless the Jarish, Inc. Stockholders shall then have furnished Thrive World Wide, Inc. with an opinion of counsel acceptable to Thrive World Wide Inc stating that the transfer is proper. Further, unless such opinion states that the shares of Thrive World Wide, Inc. Common Stock are free of any

restrictions under the Securities Act, Thrive World Wide, Inc. may refuse to transfer the securities to any transferee who does not furnish in writing to Thrive World Wide, Inc. the same representations and agree to the same conditions with respect to such Thrive World Wide, Inc. Common Stock as set forth herein. Thrive World Wide, Inc. may also refuse to transfer the Thrive World Wide, Inc. Common Stock if it does not believe that the transferee's representations are not accurate.

(b) The Jarish, Inc. Stockholders acknowledge that the basis for relying on exemptions from registration or qualification are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

6.06 Thrive World Wide, Inc. Liabilities. Immediately prior to the Closing Date, Thrive World Wide, Inc. shall have no material assets other than their joint venture interest in Cubit, LLC and no material liabilities (except as expressly provided in the company's SEC filings), other than fees due to the share exchange.

6.07 Sales of Securities Under Rule 144, If Applicable.

(a) Thrive World Wide, Inc. will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act.

6.08 New Board of Directors and Officers. Upon the closing of the transactions contemplated by this Agreement one nominee of Jarish, Inc. shall be appointed, subject to the approval of the suitability and qualifications of such nominee, and shall serve with Andrew J. Schenker, who shall remain an officer (with a title of President of the Corporation) and as a director of the Company for a period of twelve months following the Closing of the transaction. Moreover, the parties agree that Jason C. Eck D/B/A Speedy X-Change shall remain as a consultant to the company and shall serve as a Provisional Director to cast the deciding vote in the event of a split between the Jarish director and Mr. Schenker. Messrs. Schenker and Eck shall each receive a monthly salary/ fee of Five Thousand Dollars ($5,000.00) for their services.

6.09 Thrive World Wide, Inc. Capitalization. For a period of Twelve (12) months from the Closing Date, Thrive World Wide, Inc. will not engage in any reverse split of its issued and outstanding Common Stock or any change in the par value of its Common Stock without the prior written approval of the holders of a majority in interest of the issued and outstanding Thrive World Wide, Inc. Common Stock on the date of this Agreement.

ARTICLE VII
MISCELLANEOUS

7.01 Brokers. Except as otherwise provided herein, Thrive World Wide, Inc., and Jarish, Inc., agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. Further, Thrive World Wide, Inc., and Jarish, Inc. each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party.

The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

7.02 No Representation Regarding Tax Treatment. No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

7.03 Governing Law. This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of California.

7.04 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

If to Thrive World Wide, Inc.:

If to Jarish, Inc.:

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

7.05 Attorney's Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties from all costs, including

reasonable attorneys fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

7.06 Schedules / Knowledge. Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by Thrive World Wide, Inc. or Jarish, Inc. such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates. Whenever any representation is made to the "knowledge" of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

7.07 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. The Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

7.08 Survival Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of six (6) months from the Closing Date, unless otherwise provided herein.

7.09 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

7.10 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

7.11 Extension. All parties have agreed to extend the date of closing to March 30, 2010.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

Thrive World Wide, Inc.
A Nevada Corporation

By: /s/ Andrew Schenker
Andrew Schenker, President

Witness:

By: ____________________

Jarish, Inc.
A California Corporation

By: /s/ Israel Rivera
Israel Rivera, President

Witness:

By: ____________________